Dana A. Yealy

Managing Director,

General Counsel and

Corporate Secretary

November 14, 2018

Dear Member:

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2018 Board of Directors Election. Pennsylvania and West Virginia members elected Member Directors. In the district-wide Independent Director election, Delaware, Pennsylvania, and West Virginia members voted to elect one Independent Director.

MEMBER DIRECTOR ELECTION

Delaware

The following individual was deemed elected to fill the expiring Delaware directorship:

Lynda A. Messick:	County Bank
Director	19927 Shuttle Road
Rehoboth Beach, DE 19971
FHFA ID# 12668

Pursuant to 12 C.F.R. §1261.8(c), because the number of nominees for the Member Directorship in Delaware was equal to or fewer than the number of directorships to be filled in this year's election, that nominee is considered automatically elected.  Thus, due to the Bank receiving only one nomination for the open Board seat in Delaware, there was not a Member Director election in Delaware.  Ms. Messick shall serve a four-year term beginning on January 1, 2019 and ending on December 31, 2022.

Pennsylvania

The individual elected to fill the expiring Pennsylvania directorship:

Jeane M. Vidoni:	Penn Community Bank
President & CEO	219 South Ninth Street
Perkasie, PA 18944
FHFA ID# 5285

Ms. Vidoni shall serve a four-year term beginning on January 1, 2019 and ending on December 31, 2022. Of the 220 Pennsylvania members eligible to vote in this election, 120 cast a ballot.

The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 5,575,437. The following summary provides the number of votes cast for the nominee:

Nominee	Votes Cast
Jeane M. Vidoni	1,700,822
Charlotte B. McLaughlin	1,594,647
James M. Bone, Jr.	282,319

West Virginia

The individual elected to fill the expiring West Virginia directorship:

Bradford E. Ritchie:	Summit Community Bank
President	310 N. Main Street
Moorefield, WV 26836
FHFA ID# 15864

Mr. Ritchie shall serve a four-year term beginning on January 1, 2019 and ending on December 31, 2022. Of the 58 West Virginia members eligible to vote in this election, 33 cast a ballot. The total number of votes eligible to be cast for any one West Virginia Member Director nominee in this election was 304,122. The following summary provides the number of votes cast for the nominee:

Nominee	Votes Cast
Bradford E. Ritchie	188,331
Nathaniel S. Bonnell	24,440

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill one expiring Independent Directorship. The following individual was elected:

Independent Director:

Glenn R. Brooks, President Leon N. Weiner & Associates, Inc.
One Fox Point Centre
Four Denny Road
Wilmington, DE 19809-3445

Mr. Brooks will serve a four-year term beginning on January 1, 2019 and ending on December 31, 2022.  Of the 298 members district-wide eligible to vote in this election, 160 cast a ballot in the Independent Director election.  The total number of votes eligible to be cast for the Independent Director nominee in this election was 8,682,446. The following were the votes cast:

Nominee	Votes Cast
Glenn R. Brooks	4,746,946

94921

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of Bank stock that they were required to hold as of December 31, 2017 for each open Directorship to be filled up to the applicable state average.  Each Pennsylvania and West Virginia member was eligible to vote their shares one time for a Member Director candidate and one time for the Independent Director candidate.  Delaware members were eligible to vote their shares one time for the Independent Director candidate.

Sincerely,

Dana A. Yealy

Managing Director, General Counsel

and Corporate Secretary